Exhibit 12.1 - Computation of Ratios



QCR Holdings, Inc.
Calculation of Earnings to Fixed Charges

                                                                    Dec-04   Dec-03   Dec-02   Jun-02   Jun-01   Jun-00
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
Earnings before income taxes ....................................    7,721    8,156    4,879    4,277    3,556    4,426
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Add: preferred dividends on a pretax basis ......................       --       --       --       --       --       --
Add: fixed charges ..............................................   13,832   12,414    6,713   13,389   16,979   13,552
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Earnings including interest expense on deposits (1) .............   21,553   20,570   11,592   17,666   20,535   17,978
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Less: interest expense on deposits ..............................    6,852    7,005    4,151    8,895   13,022   10,125
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Earnings excluding interest expense on deposits (2) .............   14,701   13,565    7,441    8,772    7,512    7,853

Fixed charges:
   Interest expense on deposits .................................    6,852    7,005    4,151    8,895   13,022   10,125
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   Interest expense on borrowings ...............................    6,473    4,945    2,332    3,976    3,590    3,163
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   Portion of rents representative of interest factor ...........      507      464      230      519      367      264
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Fixed charges including interest expense on deposits (3) ........   13,832   12,414    6,713   13,389   16,979   13,552
Less interest expense on deposits ...............................    6,852    7,005    4,151    8,895   13,022   10,125
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Fixed charges excluding interest expense on deposits (4) ........    6,980    5,409    2,562    4,494    3,957    3,427
                                                                    ===================================================

Rents ...........................................................      867      837      431      796      615      451
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Portion of rents representative of interest factor ..............      507      464      230      519      367      264
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Ratio of earnings to fixed charges and preferred stock dividends:
   Excluding interest expense on deposits ( (2)/(4) ) ...........     2.11     2.51     2.90     1.95     1.90     2.29
   Including interest expense on deposits ( (1)/(3) ) ...........     1.56     1.66     1.73     1.32     1.21     1.33
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